For Immediate Release

Contact: Robert J. Stroh, Jr., CEO and CFO
(618) 224-9228

March 23, 2007

               SUGAR CREEK FINANCIAL CORP. ANNOUNCES COMPLETION OF
                               COMMUNITY OFFERING

Trenton, Illinois - Sugar Creek Financial Corp., the proposed holding company for Tempo Bank, announced today that it has completed its community offering. The subscription offering, which was open only to eligible depositors and certain borrowers of the Bank, concluded on March 20, 2007.

The Company has received orders for approximately 408,095 shares in the subscription and community offering, including shares to be purchased by the Company's employee stock ownership plan. The final number of shares to be issued in the offering remains subject to confirmation of all orders. The Company expects to close the offering in early April 2007, at which time the Company will announce its trading symbol.

The stock offering is being conducted pursuant to the Company's Plan of Reorganization and Stock Issuance, the terms and conditions of which are set forth in the Company's prospectus dated February 12, 2007. The completion of the offering remains subject to confirmation by RP Financial, LC., the Company's independent appraiser, of the Company's existing appraisal and receipt of final regulatory approvals.

This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.